Exhibit 10.2

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

of

KINDERHAWK FIELD SERVICES LLC

Dated as of May 21, 2010

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

LIST OF SCHEDULES

Schedule A	Class A Members, Shares and Capital Contributions
Schedule B	Capital Accounts

LIST OF ANNEXES

Annex I	Geographic Area

LIST OF EXHIBITS

Exhibit A-1	Approved Budget for 2010
Exhibit A-2	Approved Budget for 2011

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of KinderHawk Field Services LLC (the “Company”) dated as of May 21, 2010, by and between Hawk Field Services, LLC, an Oklahoma limited liability company (the “HS Member”) and KM Gathering LLC, a Delaware limited liability company (the “JVP Member”). Petrohawk Energy Corporation, a Delaware corporation (“Parent”), and Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (“KM”), shall each become a party to this Agreement solely with respect to the rights and obligations set forth in Article VII, Section 5.03(b) and Section 12.01 hereof.

RECITALS

WHEREAS, the Company was formed as a limited liability company under the laws of the State of Delaware with the filing of a certificate of formation on May 10, 2010;

WHEREAS, the Company is in the business of owning, developing, constructing, operating and maintaining a midstream gas gathering system comprised of assets located within the Geographic Area (collectively, the “Project”);

WHEREAS, concurrently herewith, pursuant to that certain Formation and Contribution Agreement, dated as of April 12, 2010 (the “Contribution Agreement”), by and among Parent, the HS Member and the JVP Member, (i) the JVP Member will make a capital contribution to the Company and in consideration thereof will acquire Class A Shares in, and will hereby be admitted as a Class A Member of, the Company at the time of such contribution and (ii) the HS Member will contribute the Contributed Assets to the Company and in consideration thereof will acquire Class A Shares in, and will hereby be admitted as a Class A Member of, the Company at the time of such contribution; and

WHEREAS, in connection with the acquisition as of the date hereof of the Class A Shares in the Company by the JVP Member, as a Class A Member, and by the HS Member, as a Class A Member, pursuant to Article III, hereof and as required thereby, the parties desire to enter into this Agreement and to further set forth the respective rights and obligations of the Members with respect to the Company.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions and Usage

SECTION 1.01. Definitions. The following terms shall, for the purposes of this Agreement and the Schedules and Exhibits hereto, have the following meanings.

“Additional Funding Right” shall have the meaning set forth in Section 3.03(e).

“Adjusted Capital Account” shall mean, with respect to any Member, the balance of such Member’s Capital Account as of the end of the relevant Allocation Period, after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Member is obligated to restore to the Company (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to restore pursuant to (i) the penultimate sentence of Treasury Regulations Section 1.704-2(g)(1) or (ii) the penultimate sentence of Treasury Regulations Section 1.704-2(i)(5); and (b) debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d). The foregoing definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any Person shall mean any other Person that, directly or indirectly, Controls, is under common Control with or is Controlled by such Person. In addition, solely for the purposes of the definition of “Covered Person”, any general partner of a specified Person or any stockholder, limited partner, member or other Person who holds, directly or indirectly, an equity interest in a specified Person shall be deemed to be an Affiliate of such Person; provided, however, no stockholder of Parent shall be considered an Affiliate of Parent.

“Affiliate Matter” shall have the meaning set forth in Section 5.18.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Allocated Value” shall have the meaning set forth in Section 7.04(d).

“Allocation Period” means the period commencing on January 1 (or, for 2010, the date of this Agreement) and ending on December 31, or any portion thereof for which the Company is required to allocate or otherwise allocates Net Profits, Net Losses and other items of income, gain, loss, expense, or deduction pursuant to this Agreement.

“Applicable Law” shall have the meaning set forth in Section 8.03.

“Approved Budget” shall have the meaning set forth in Section 5.17(a).

“Approved Budget for 2010” shall have the meaning set forth in Section 5.17(a).

“Approved Budget for 2011” shall have the meaning set forth in Section 5.17(a).

“Automatic Capital Contributions” shall have the meaning set forth in Section 3.03(d).

“Bankruptcy” shall mean (a) the voluntary commencement by any Person (including any Relevant Entity of a Member), as applicable, of any proceeding or the voluntary filing of any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (b) the consent by any Person (including any Relevant Entity of a Member) to the institution of, or causing such Person to fail to contest in a timely and appropriate manner, any involuntary proceeding or any involuntary filing of any petition of the type described in clause (a) above, (c) the application for or consent by any Person (including any Relevant Entity of a Member) to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of the property or assets of such Person, (d) the filing of an answer by any Person (including any Relevant Entity of a Member) admitting the material allegations of the petition filed against such Person in any proceeding described in clause (c) above, (e) the consent by any Person (including any Relevant Entity of a Member) to any order for relief issued with respect to any proceeding described in clause (c) above or (f) the making of a general assignment for the benefit of creditors by a Person (including any Relevant Entity of any Member).

“Board” shall have the meaning set forth in Section 5.01(a).

“Budgeted Capital Contributions” shall have the meaning set forth in Section 3.03(b).

“Business Day” shall mean any day other than Saturday, Sunday or any other day on which commercial banks are required or permitted to close by law in The City of New York.

“Capital Account” shall have the meaning set forth in Section 3.05(a).

“Capital Call Notice” shall mean any notice from the Board to the Class A Members requiring a capital contribution pursuant to Section 3.03.

“Capital Contributions” shall mean the total cash and the initial Gross Asset Value of any property contributed to the Company, which shall be set forth on Schedule A, as the same may be amended from time to time.

“Certificate” shall mean the certificate of formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of Delaware pursuant to the Delaware Act.

“Change of Control” means a KM Change of Control or a Parent Change of Control.

“Class A Member” shall mean any Member who holds any Class A Shares, solely in that Person’s capacity as such.

“Class A Shares” shall mean the Shares authorized by the Company pursuant to this Agreement and designated as Class A Shares.

“Class A Offered Shares” shall have the meaning set forth in Section 7.04(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor law.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Adjusted EBITDA” shall mean with respect to any fiscal period, consolidated net earnings (or loss) minus extraordinary gains, and interest income, plus non-cash extraordinary losses, interest expense, income taxes and depreciation and amortization of the Company determined on a consolidated basis calculated in accordance with GAAP consistently applied; provided that, for any period prior to the Effective Date, Company Adjusted EBITDA shall be calculated with respect to the Haynesville Business (as defined in the Contribution Agreement) in place of the Company.

“Confidential Information” shall have the meaning set forth in Section 13.07.

“Contingencies” shall have the meaning set forth in Section 10.03(c)(ii).

“Contract” shall have the meaning set forth in Section 8.03.

“Contributed Assets” shall mean assets and properties contributed by the HS Member pursuant to the Contribution Agreement.

“Contribution Agreement” shall have the same meaning as set forth in the recitals.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Covered Person” shall mean (a) any Member, (b) any Affiliate of a Member, (c) any officer, director, manager, shareholder, partner, employee, representative, trustee or agent or spouse thereof of a Member or any Affiliate of a Member or (d) any Officer or Director of the Company.

“CPR Institute” shall have the meaning set forth in Section 5.03(c)(i).

“Deadlock” shall have the meaning set forth in Section 5.03(b).

“Defaulting Member” shall have the meaning set forth in Section 3.03(f).

“Delaware Act” shall mean the Delaware Limited Liability Company Act 6 Del. C. § 18-101, et seq., as the same may be amended from time to time.

“Depreciation” shall mean, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Period, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Allocation Period and which difference is being eliminated by use of the “remedial method” as defined by Section 1.704-3(d) of the Treasury Regulations, Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Section 1.704-3(d)(2) of the Treasury Regulations, and (b) with respect to any other asset, the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Allocation Period bears to such beginning adjusted tax basis; and, provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Director” shall mean a natural person elected or appointed to the Board pursuant to the provisions of this Agreement. A Director shall be a manager of the Company for purposes of the Delaware Act.

“Disinterested Directors” shall have the meaning set forth in Section 5.18.

“Dissolution Event” shall have the meaning set forth in Section 10.02.

“Distributable Cash” shall mean, with respect to any period, without duplication:

(a) net income of the Company for such period, plus

(b) depreciation, depletion and amortization of the Company for such period, minus

(c) maintenance capital expenditures actually made by the Company in such period.

Notwithstanding the foregoing, “Distributable Cash” with respect to the month in which a liquidation or dissolution of the Company occurs and any subsequent month shall be deemed to equal zero.

“Distributable Cash True-Up” shall have the meaning set forth in Section 3.09(a).

“Effective Date” shall mean the date of this Agreement.

“Election Notice” shall have the meaning set forth in Section 7.04(b).

“Encumbrance” shall mean any mortgage, pledge, security interest, lien, restriction on use or transfer (other than those imposed by law), voting agreement, voting trust, proxy agreement, other possessory interest, adverse claim or encumbrance or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreements, assessments, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind, any lease in the nature thereof, and the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code or similar law of any jurisdiction; provided, however, that any obligations or encumbrances imposed on such Class A Shares or the holders thereof pursuant to the terms of this Agreement shall not constitute Encumbrances. The word “Encumber” shall have a correlative meaning.

“ERISA” shall have the meaning set forth in Section 8.04(b).

“Estimated Distributable Cash” shall have the meaning set forth in Section 3.09(a).

“Fair Market Value” shall mean (a) in the case of any publicly traded securities, the closing price of such publicly traded securities on the Business Day immediately preceding the date as of which the Fair Market Value is being determined, or if no such closing price is reported, the average of the bid and ask prices as of the end of such Business Day and (b) in the case of any other property, the fair market value of the consideration that may be reasonably expected to be paid or given in exchange for that property, as determined in good faith by the Board, in an exchange between a willing buyer and an unrelated willing seller, neither under any compulsion to buy or sell, and both fully aware of all relevant facts, as of the specified date, without any discount whatsoever for minority status, lack of control or lack of marketability. In the case of a determination of the Fair Market Value for purposes of Section 7.04(d), to the extent the HS Member or the JVP Member (which is not the Selling Class A Member) objects to the Allocated Value of purchase price to the Class A Offered Shares in accordance with Section 7.04(d), then, Fair Market Value will be determined by a nationally recognized investment banking firm selected by the Board (on behalf of the Company), the fees and expenses of which shall be shared equally by the Company, on the one hand and such Member whose Shares are being repurchased or purchased, as the case may be, on the other hand.

“FERC” shall mean the U.S. Federal Energy Regulatory Commission.

“First Calendar Month” shall have the meaning set forth in Section 3.09(a).

“Fiscal Quarter” shall mean the three month accounting period of the Company ending on each of March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” shall mean the calendar year.

“Funding Date” shall mean the date on which any capital contribution is required to be made by a Class A Member (i) with respect to Automatic Capital Contributions pursuant to Section 3.03(d) and (ii) with respect to other Capital Contributions pursuant to Section 3.03 in accordance with the related Capital Call Notice pursuant to Section 3.03(c), or notice from the Board pursuant to Section 3.03(d).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Gas Gathering Agreement” shall mean that certain Gas Gathering Agreement dated May 21, 2010, among the Company, Petrohawk Operating Company and other Affiliates of Parent, executed in connection with the closing of the Contribution Agreement.

“Gathering” shall mean solely the collection and movement of natural gas through gathering lines to a point where the gas is delivered for transmission in a fashion and using facilities exempt from regulation by FERC under the Natural Gas Act and the Natural Gas Policy Act, but shall exclude, among other things, compressing, processing and treating natural gas.

“Geographic Area” means the area of North Louisiana described on Annex I attached hereto.

“Governmental Authority” shall have the meaning set forth in Section 8.03.

“Gross Asset Value” shall mean, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset other than cash contributed by a Member to the Company shall be the gross Fair Market Value of such asset at the time of contribution;

(b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the contribution of more than a de minimis amount of assets to the Company by a new or an existing Member as consideration for an interest in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for all or any part of such Member’s interest in the Company; (iii) the issuance of other interests in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company; and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) of this sentence shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any Company asset other than cash distributed to any Member shall be the gross Fair Market Value of such asset on the date of distribution;

(d) without duplicating any adjustment under subparagraph (b) above, the Gross Asset Value of Company assets shall be adjusted to reflect any adjustments to the adjusted basis of those assets under Code Sections 734(b) or 743(b), but only to the extent that those adjustments are taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (e) of the definition of “Net Profits” and “Net Losses” or Section 3.07(e) hereof; and

(e) if the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses (and not the depreciation, amortization or other cost recovery deductions allowable with respect to that asset for federal income tax purposes).

“HS Member” shall have the meaning set forth in the preamble.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under capital leases, (d) all obligations or liabilities of others secured by an Encumbrance on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under any hedge agreements (which amount shall be calculated based on the amount that would be payable by such Person if such hedge agreement were terminated on the date of determination), and (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Independent Accounting Firm” shall have the meaning set forth in Section 4.02.

“Individual Class A Percentage Interest” shall mean, with respect to each Class A Member, such Class A Member’s percentage interest in the Class A Shares determined by dividing (x) the number of Class A Shares held by such Member by (y) the total number of Class A Shares then outstanding.

“Individual Total Percentage Interest” shall equal, for each Member, the percentage determined by dividing (x) the number of Shares held by such Member by (y) the total number of Shares then outstanding.

“Initial Manager” shall have the meaning set forth in Section 5.15.

“Initial Public Offering” shall mean the sale pursuant to one or more effective registration statements under the Securities Act (other than in connection with employee benefit or similar plans or acquisitions of companies or businesses by, or business combinations involving, the Company or any of its subsidiaries) or a similar regulatory scheme of a foreign jurisdiction of the Class A Shares or shares of common stock of an IPO Newco or other successor in interest to the Company which results in an active trading market of twenty percent (20%) or more of the Class A Shares or outstanding shares of common stock of such successor entity.

“IPO NewCo” shall have the meaning set forth in Section 13.13.

“JVP Member” shall have the meaning set forth in the preamble.

“Judgment” shall have the meaning set forth in Section 8.03.

“KM” shall have the meaning set forth in the preamble.

“KM Change of Control” means the occurrence of either of the following events: (a) KMI ceases to Control KM or (b) any sale or transfer of the capital stock of KMI, in a transaction or series of related transactions, in which a Person (or group of Persons), other than Richard D. Kinder, that does not Control KMI as of the Effective Date becomes the holder of a majority of the voting capital stock of KMI.

“KMI” means Kinder Morgan, Inc., a Delaware corporation.

“Leverage Ratio” shall mean, as of any date of determination, the result of (a) the amount of Indebtedness of the Company, determined on a consolidated basis in accordance with GAAP as of such date, to (b) Company Adjusted EBITDA for the twelve-month period ended as of such date.

“Liquidation Agent” shall have the meaning set forth in Section 10.03(a).

“Manager” shall mean the Initial Manager and any subsequent manager appointed by the Company pursuant to the Transition Services Agreement between such Initial Manager and the Company and approved by the Board. A Manager shall not be a manager of the Company for purposes of the Delaware Act.

“Marketing Committee” shall have the meaning set forth in Section 5.08(c).

“Material Affiliate Matter” shall have the meaning set forth in Section 5.18.

“Members” shall mean collectively the Persons who own any Shares and “Member” shall mean any Person who owns any Shares. All references herein to “Members” and “Member”, as applicable, shall be to those Members and Member, as applicable, then existing.

“Member Lender” shall have the meaning set forth in Section 3.03(i).

“Member Loan” shall have the meaning set forth in Section 3.03(i).

“Member Material Adverse Effect” shall have the meaning set forth in Section 8.01.

“Monthly Plan” shall have the meaning set forth in Section 3.03(b).

“Necessary Funds” shall have the meaning set forth in Section 3.03(b).

“Net Distributable Cash” shall have the meaning set forth in Section 3.09(a).

“Net Profits” and “Net Losses” shall mean, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such Allocation Period, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss, expense or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be taken into account in computing Net Profits and Net Losses;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be taken into account in computing Net Profits and Net Losses;

(c) in the event the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

(d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits and Net Losses;

(f) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Period; and

(g) notwithstanding any other provision of this definition, any items of income, gain, loss, expense or deduction that are specially allocated pursuant to this Agreement shall not be taken into account in computing Net Profits and Net Losses.

The amounts of the items of Company income, gain, loss, expense or deduction available to be specially allocated pursuant to this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Non-Defaulting Member” shall have the meaning set forth in Section 3.03(f).

“Officers” shall have the meaning set forth in Section 5.14(a).

“Parent” shall have the meaning set forth in the preamble.

“Parent Change of Control” shall mean the occurrence of a “Change of Control” as such term is defined under the terms of that certain Indenture dated January 27, 2009, among Parent, each of the subsidiary guarantors parties thereto and U.S. Bank Trust National Association, as trustee.

“Permitted Transferee” shall mean with respect to any transferor that is not a natural person (other than a trust), any Affiliate of such transferor (it being understood that for purposes of this definition of “Permitted Transferee,” the Company shall not be deemed to be an Affiliate of any transferor); provided that for purposes of the HS Member and the JVP Member, respectively, and their Permitted Transferees, the definition of Affiliate shall be limited to any direct or indirect wholly owned subsidiary of Parent and KM, respectively.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust, joint venture, Governmental Authority or other entity.

“Project” shall have the meaning set forth in the Recitals.

“Proposed Budget” shall have the meaning set forth in Section 5.17(a).

“Proposed Purchase Price” shall have the meaning set forth in Section 7.04(a).

“Purchasing Class A Member” shall have the meaning set forth in Section 7.04(b).

“Relevant Entity” shall mean with respect to any Person, any parent of such Person.

“Restricted Gathering” means Gathering in the Geographic Area with respect to natural gas produced from depths below the base of the Cotton Valley formation, as more fully described in Exhibit A to the Gas Gathering Agreement.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Selling Class A Member” shall have the meaning set forth in Section 7.04(a).

“Shares” shall mean all shares of the Company which represent limited liability company membership interests, including the Class A Shares.

“Tax Matters Member” shall have the meaning set forth in Section 4.03.

“Third Party” shall mean any Person who is not a Member or a Permitted Transferee.

“Transfer” shall mean, whether directly or indirectly by merger, operation of law or otherwise, any sale, assignment, license, sublicense, conveyance, transfer, donation or any disposition, pledge, hypothecation or other Encumbrance of the Shares or any interest therein.

“Transferee” shall mean the transferee of a Transfer.

“Transferor” shall mean the transferor of a Transfer.

“Transition Services Agreement” shall have the meaning set forth in Section 5.15.

“Treasury Regulations” shall mean the permanent and temporary and, where indicated in this Agreement, proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Waiver” shall have the meaning set forth in Section 13.06(b).

“Working Capital Facility” shall mean any credit facility in place from time to time pursuant to which the Company may borrow funds to be used for capital expenditures, working capital and other general corporate purposes of the Company and the Project, the terms of which shall be approved by the Board.

SECTION 1.02. Usage Generally; Interpretation. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Words in the singular or the plural include the plural or the singular, as the case may be. The use of the word “or” is not exclusive. All references herein to Articles, Sections, Subsections, recitals, paragraphs, Exhibits and Schedules shall be deemed to be references to Articles, Sections, Subsections, recitals, paragraphs, Exhibits and Schedules of this Agreement unless the context otherwise requires. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute or law defined or referred to herein means such statute or law as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

ARTICLE II

Organization and Other Matters

SECTION 2.01. Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Delaware Act by the filing of the Certificate with the Secretary of State of the State of Delaware. Each Member hereby adopts, confirms and ratifies the Certificate and all acts taken in connection therewith.

SECTION 2.02. Company Name. The name of the Company is KinderHawk Field Services LLC. The Board may change the name of the Company from time to time as it deems advisable.

SECTION 2.03. Business Purpose. The purpose of the Company is to (a) develop, construct, own, finance, refinance, sell or otherwise dispose of, maintain, manage and operate the Project, (b) enforce its rights and perform its obligations under agreements to which it is a party, and (c) engage in all activities and transactions that are necessary in furtherance of the foregoing purposes in clauses (a) and (b) that may be engaged in by a limited liability company formed under the Delaware Act. The Company shall have all powers reasonably necessary, suitable or convenient for the furtherance of the business in accordance with, and subject to the terms and conditions of, this Agreement and the Delaware Act.

SECTION 2.04. Registered Agent and Registered Office. The registered agent for service of process is The Corporation Trust Company and the mailing address for the registered office of the Company in the State of Delaware is in care of Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington (New Castle County), Delaware 19808. Such agent and such office may be changed from time to time by the Board.

SECTION 2.05. Qualification in Other Jurisdictions. The Board shall authorize representatives of the Company to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The Board shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable.

SECTION 2.06. Principal Place of Business. The Company’s principal place of business shall be located at 1000 Louisiana, Suite 5600 Houston, Texas 77002. The Board may change the Company’s principal place of business at any time and may establish other offices or places of business at other locations.

SECTION 2.07. Term. The term of the Company began on May 10, 2010, the date the Certificate was filed with the office of the Secretary of State of Delaware, and shall continue until terminated as provided in Article XIII or as otherwise provided by law.

SECTION 2.08. New Members. The Board may establish eligibility requirements for the admission of a Member and may refuse to admit any Person who fails to satisfy such eligibility requirements. Each eligible Person who subscribes for Shares to be issued or reissued by the Company in accordance with the terms of this Agreement shall be admitted as a Member of the Company at the time (a) such Person agrees to be bound by the provisions hereof (including the representations and warranties set forth in Article VIII) by executing an instrument satisfactory to the Board whereby such Person becomes a party to this Agreement as a Member, (b) the Board accepts such instrument on behalf of the Company and consents in writing to the admittance of such Person as a Member, and (c) the subscriber makes the required capital contribution, if any. Existing Members shall have no preemptive or similar right to the issuance or reissuance of Shares of any class of Shares of the Company. Any Person to whom Shares are Transferred in compliance with Article VII shall be admitted as a Member.

SECTION 2.09. Members’ Interests. The Members shall have no interest in the Company other than the interests conferred by this Agreement and represented by the Shares, which shall be deemed to be personal property having only the rights provided in this Agreement. Ownership of a Share shall not entitle a Member to any title in or to the whole or any part of the property of the Company or right to call for a partition or division of the same or for an accounting.

ARTICLE III

Capital Contributions; Capital Accounts;Allocations; Distributions

SECTION 3.01. Initial Capital Contributions of the Members.

(a) Each of the Class A Members has contributed to the capital of the Company the amounts specified below on or prior to the date hereof:

(i) HS Member. A contribution to capital by the HS Member of the Contributed Assets has been made in accordance with Section 2.1(b) of the Contribution Agreement.

(ii) JVP Member. A contribution to capital of Nine Hundred Twenty-One Million Four Hundred Eight Thousand and Three Hundred Seventeen Dollars ($921,408,317) has been made by the JVP Member in accordance with Section 2.1(b) of the Contribution Agreement.

(b) On the date hereof, the Class A Shares shall be issued and allocated as set forth on Schedule A hereto.

(c) After the date hereof and subject to the provisions of Section 3.02, the Company may issue additional Class A Shares, as determined by the Board.

SECTION 3.02. Further Issuances. Following the execution and delivery of this Agreement, the Board may cause the Company to issue additional Shares in exchange for additional capital contributions, at a value reasonably determined in accordance with the terms herein, and admit the purchasers thereof, if not already Members, as Members, in all cases as authorized by the Board from time to time with such rights as the Board may reasonably determine in accordance with this Agreement.

SECTION 3.03. Additional Capital Contributions.

(a) Except as provided in Section 3.01, this Section 3.03 or as otherwise determined by all of the Class A Members, no Member shall be required to make any capital contributions to the Company.

(b) In addition to the Capital Contributions described in Section 3.01, if at any time prior to December 31, 2011 the Company requires additional funding to make the capital expenditures in accordance with the capital expenditure budgets included in the Approved Budget for 2010 and the Approved Budget for 2011 (and subject to any permitted variances in accordance with Section 5.17), the JVP Member and the HS Member shall each make Capital Contributions to the Company pro rata in accordance with each of their Individual Class A Percentage Interests as provided in this Section 3.03(b) and Section 3.03(c). The Manager shall deliver to the Board no later than the seventh (7th) Business Day prior to the end of each calendar month a plan (each, a “Monthly Plan”) setting forth projected cash flows and balances of the Company, and the capital expenditures anticipated to be made by the Company in accordance with the related Approved Budget during the subsequent calendar month and a good faith estimate of the amount of such capital expenditures that are not anticipated to be satisfied from borrowing capacity under the Working Capital Facility (the “Necessary Funds”). If the Transition Services Agreement has been terminated, the Company shall deliver the Monthly Plan in accordance with this Section 3.03(b). In no event shall the aggregate Capital Contribution made by each of the JVP Member and the HS Member pursuant to this Section 3.03(b) exceed (x) Two Hundred One Million Three Hundred Thousand Dollars ($201,300,000) (or Four Hundred Two Million Six Hundred Thousand Dollars ($402,600,000) in the aggregate for both the JVP Member and the HS Member) (y) minus, for each of the HS Member and the JVP

Member, fifty percent (50%) of the capital expenditures (or 100% of such capital expenditures in the aggregate for both the JVP Member and the HS Member) made by HS Member, Parent and their Affiliates between January 1, 2010 and the Effective Date that are taken into account in the calculation of “Net Accumulated Cash Flow” (as defined in the Contribution Agreement) (collectively, the “Budgeted Capital Contributions”).

(c) The Board shall have three (3) Business Days to discuss in good faith the Company’s liquidity position and other funding alternatives to the Company to provide the Necessary Funds. The Board shall instruct each Class A Member that a Budgeted Capital Contribution be made by delivering a Capital Call Notice to each of the Class A Members on the second-to-last Business Day of a calendar month. The Capital Call Notice shall state (i) the aggregate amount of Necessary Funds that the Class A Members shall be required to contribute to the Company’s capital; (ii) the Individual Class A Percentage Interest of each Class A Member; (iii) the Funding Date for the contribution of the Necessary Funds, which shall be the next Business Day; and (iv) wire transfer instructions for the payment of the Necessary Funds to the Company.

(d) For the period beginning as of the Effective Date and ending with the cash distribution for the last calendar month of Fiscal Year 2011 pursuant to Section 3.09(b), each Class A Member shall contribute, without any additional notice from the Company, funds in an amount equal to the lesser of (i) the full amount of each cash distribution made to such Class A Member pursuant to Section 3.09(b) and (ii) the Necessary Funds required to be contributed by such Class A Member pursuant to the Capital Call Notice delivered pursuant to Section 3.03(c) in the corresponding month, which contribution shall be paid to the Company in immediately available funds within one (1) Business Day after the Class A Member’s receipt of such cash distribution (the “Automatic Capital Contributions”). For avoidance of doubt, Automatic Capital Contributions shall be credited towards the payment of the Necessary Funds pursuant to a Capital Call Notice delivered pursuant to Section 3.03(c) and included as amounts credited toward such Class A Member’s commitment to fund the amount of Budgeted Capital Contributions set forth in Section 3.03(b).

(e) In addition to the Budgeted Capital Contributions pursuant to Section 3.03(b) above, the Board shall have the right (“Additional Funding Right”), but not the obligation, from time to time, to require that the Class A Members contribute funds as additional capital to the Company, on the terms and subject to the conditions as may be approved by the Board.

(f) Any Class A Member who shall fail to make Budgeted Capital Contributions, Automatic Capital Contributions or capital contributions pursuant to the exercise of an Additional Funding Right within two (2) Business Days following such Class A Member’s receipt of written notice of such failure shall be herein referred to as a “Defaulting Member,” and any Member who shall make the required additional capital contribution as of the related Funding Date is herein referred to as a “Non-Defaulting Member”.

(g) If there is any Defaulting Member, then the Individual Class A Percentage Interests of the Members shall be adjusted and recomputed as of the Additional Funding Date based on the number of Class A Shares issued to the Class A Members in exchange for the funds contributed by the Members.

(h) The number of Class A Shares issued to each Class A Member in exchange for the funds contributed by such Class A Member shall equal the quotient of (i) the funds to be contributed to the capital of the Company by such Class A Member, divided by (ii) a fraction the (A) numerator of which is (x) an amount equal to eight (8) multiplied by (y) the amount of the Company Adjusted EBITDA for the 12-month period ending as of the last day of the month for the month ended immediately prior to the Funding Date less Indebtedness plus cash and cash equivalents as of the month end prior to the Additional Funding Date based on the balance sheet of the Company prepared in accordance with GAAP on a consistently applied basis and (B) the denominator of which is the number of Class A Shares outstanding immediately prior to the Funding Date.

(i) In the event that the Company Adjusted EBITDA for the 12-month period referred to in Section 3.03(h) is less than zero, as determined by the Board, then any Class A Member or any their respective Affiliates (each, a “Member Lender”), may, but shall not be obligated to, advance as loans all or part of the needed funds to or on behalf of the Company, the proceeds of which advances shall be used by the Company to pay for such obligations. An advance by any Member Lender described in this Section 3.03(i), constitutes a loan and is not a Capital Contribution (each, a “Member Loan”).

(j) If any Member Lender makes a Member Loan, (i) such Member Lender shall be entitled to receive interest on such Member Loan at a rate of at least twelve percent (12%) per annum, and (ii) any such Member Loan shall be (x) for a fixed term and (y) unsecured and subordinated to the Company’s obligations under the Working Capital Facility and any other secured debt the Company may have as of such date. The Company shall apply all Distributable Cash pro rata to the payment of the principal of all outstanding Member Loans (together with accrued interest thereon) advanced under Section 3.03(i) and the outstanding principal amount of all such Member Loan shall be repaid in full together with all interest thereon and all other amounts due in respect thereof, prior to any distributions to the Members under this Agreement pursuant to Article III or otherwise.

SECTION 3.04. Claims of Members. The Members shall have no right to the return of their capital contributions, if any, other than as specifically provided herein and shall have no recourse against the Company or any Covered Person for the return of such amount, other than as specifically provided herein.

SECTION 3.05. Capital Accounts. (a) An individual capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) and the following provisions:

(i) to such Member’s Capital Account there shall be credited the amount of Capital Contributions made by that Member to the Company, such Member’s distributive share of Net Profits and items of income or gain specially allocated under Sections 3.07(a)-(h) and the amount of any Company liabilities that are assumed by such Member or that are secured by any assets of the Company distributed to such Member;

(ii) to such Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any other property of the Company distributed to such Member, such Member’s distributive share of Net Losses and items of loss, expense and deduction specially allocated under Sections 3.07(a)-(h) and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company; and

(iii) in determining the amount of any liability for purposes of this Section 3.05(a), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(b) The Capital Account balance of each Member as of the Effective Date upon the consummation of the transactions contemplated by Section 2.1 of the Contribution Agreement is set forth opposite such Member’s name on Schedule B hereto, provided that such Capital Account balance shall be adjusted as necessary to reflect any amounts paid pursuant to Section 2.3(c) of the Contribution Agreement.

(c) In the event that all or a portion of any Member’s interest in the Company is transferred, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the portion of the interest so transferred.

(d) The Board shall also make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q).

SECTION 3.06. General Allocations. Except as otherwise provided in this Article III, Net Profits and Net Losses of the Company for each Allocation Period shall be allocated among the Members in proportion to their respective Individual Total Percentage Interests.

SECTION 3.07. Special Allocations, Etc. The Company shall make the following allocations, in the following order of priority, prior to making any allocations under Section 3.06 for any Allocation Period.

(a) Chargebacks of Nonrecourse Deductions. Notwithstanding any other provision of this Agreement to the contrary, in the event that there is a net decrease in partnership minimum gain (as that term is defined in Treasury Regulations Section 1.704-2(b)(2)) with respect to the Company during a taxable year of the Company, the Members shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). The preceding sentence is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(b) Chargebacks of Partner Nonrecourse Deductions. Notwithstanding any other provision of this Agreement, if during a taxable year of the Company there is a net decrease in partner nonrecourse debt minimum gain (as that term is defined in Treasury Regulations Section 1.704-2(i)(2)), that decrease shall be charged back among the Members in accordance with Treasury Regulations Section 1.704-2(i)(4). The preceding sentence is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted and applied in a manner consistent therewith.

(c) Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes the Member’s Adjusted Capital Account balance to become negative shall be allocated items of income and gain in an amount and manner sufficient to eliminate such negative Adjusted Capital Account balance as quickly as possible. The preceding sentence is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

(d) Limitation on Loss Allocations. The Net Losses allocated to any Member pursuant to Section 3.06 with respect to any Allocation Period shall not exceed the maximum amount of Net Losses that can be so allocated without causing such Member to have a negative Adjusted Capital Account at the end of such Allocation Period. All Net Losses otherwise allocable to a Member in excess of the limitation set forth in this Section 3.07(d) shall be allocated (i) first, to those Members who are not subject to this limitation in accordance with Section 3.06, and (ii) second, any remaining amount to the Members in the manner required by the Code and the Treasury Regulations.

(e) Section 743(b) and Section 734(b) Adjustments. To the extent that an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Section 743(b) or Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or, in the case of a distribution to a Member in complete liquidation of its interest in the Company, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to which such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(f) Nonrecourse Deductions. Nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) shall be allocated to the Members in proportion to their respective Individual Total Percentage Interests.

(g) Partner Nonrecourse Deductions. Any partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(1)) shall be allocated to the Member who (in its capacity, directly or indirectly, as lender, guarantor or otherwise) bears the economic risk of loss with respect to the loan to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(h) Regulatory Allocations. The allocations set forth in Sections 3.07(c) and 3.07(d) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all such allocations shall be offset as rapidly as possible with special allocations of other items of income, gain, loss, expense, or deduction of the Company. Therefore, subject to the other provisions of this Section 3.07, such offsetting special allocations of income, gain, loss, expense, or deduction of the Company shall be made so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the greatest extent possible, equal to the Capital Account balance such Member would have had if Sections 3.07(c), 3.07(d), and 3.07(h) were not part of this Agreement and all items of the Company were allocated pursuant to Sections 3.06, 3.07(a), 3.07(b), and 3.07(e) - 3.07(g).

(i) Section 704(c) and Capital Account Revaluation Allocations. Except as otherwise provided in the remainder of this Section 3.07(i), each item of income, gain, loss or deduction for federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Profits or Net Losses or is specially allocated pursuant to Section 3.07 (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item is allocated among them pursuant Section 3.06 and Section 3.07. In accordance with Section 704(c) of the Code and the “remedial method” of Treasury Regulations Section 1.704-3(d), income, gain, loss, expense, and deduction with respect to any property contributed to the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any asset of the Company is adjusted pursuant to the definition of “Gross Asset Value”, subsequent allocations of income, gain, loss, expense, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the “remedial method” of Treasury Regulations Section 1.704-3(d) unless an alternative method or methods are selected by the Board. Allocations pursuant to this Section 3.07(i) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items or distributions pursuant to any provision of this Agreement.

(j) Additional Allocation Rules. For purposes of determining the Net Profits, Net Losses or any other items allocable to any period, Net Profits, Net Losses and any such other items shall be determined on a daily, monthly or other basis (but no less frequently than once annually), as reasonably determined by the Board using any method that is permissible under the Code (including Section 706) and the Treasury Regulations thereunder. Without limiting the foregoing, if there is any change in any Member’s Individual Total Percentage Interest, then the then-current Allocation Period shall end on the last day preceding the change and a new Allocation Period shall commence on the first day for which the change is effective. Except as otherwise provided in this Agreement or as otherwise determined by the Board, all items of income, gain, loss and deduction of the Company and any other allocations not otherwise provided for shall be allocated among the Members in the same manner as is applicable to Net Profits and Net Losses for the Allocation Period in question. The Members are aware of the income tax consequences of the allocations made by this Agreement and hereby agree to be bound by the provisions of this Agreement in reporting their shares of income and loss of the Company for income tax purposes.

SECTION 3.08. Negative Capital Account Balances; Withdrawal of Capital. No Member shall have any obligation to the Company or any other Member to restore any negative balance in that Member’s Capital Account. No Member may withdraw capital or receive any distributions except as specifically provided in this Agreement.

SECTION 3.09. Cash Distributions.

(a) On the second-to-last Business Day of each calendar month, the Company shall prepare an estimate of the amount of Distributable Cash as of the final Business Day of such calendar month (each such amount, “Estimated Distributable Cash”). On the second-to-last Business Day of each calendar month, other than the calendar month that includes the Effective Date (the “First Calendar Month”), the Company shall also prepare a calculation of (i) the actual Distributable Cash as of the final Business Day of the immediately preceding calendar month minus Estimated Distributable Cash for the immediately preceding calendar month (each such amount, the “Distributable Cash True-Up”) and (ii) the Estimated Distributable Cash for such calendar month plus the Distributable Cash True-Up for the immediately preceding calendar month (each such amount, “Net Distributable Cash”).

(b) On the final Business Day of the First Calendar Month, the Company shall distribute cash in amount equal to Estimated Distributable Cash for the First Calendar Month to the Members in proportion to their respective Individual Total Percentage Interests. On the final Business Day of each calendar month other than the First Calendar Month, the Company shall distribute cash in amount equal to Net Distributable Cash for such calendar month to the Members in proportion to their respective Individual Total Percentage Interests. Except as otherwise provided in this Section 3.09, all distributions made by the Company shall be shared among the Members in proportion to their respective Individual Total Percentage Interests; provided, that if a change occurs in any Members’ Individual Total Percentage Interests, the Board shall adjust the relative proportions of the distributions as they determine to be reasonably necessary in order to take the change (and the timing of the change) into account.

(c) Promptly upon receipt by the Company, the Company shall distribute to the HS Member all amounts received by the Company from the JVP Member pursuant to Section 3.01(a)(ii) hereof or the Contribution Agreement (including pursuant to Article 2 or Article 8 of the Contribution Agreement).

SECTION 3.10. General Limitation. Notwithstanding any provision to the contrary in this Agreement, the Company shall not make any distributions except to the extent permitted under the Delaware Act and the Working Capital Facility (after giving effect to any waiver or consent thereunder).

SECTION 3.11. Distributions in Kind. All distributions under this Article III shall be in cash unless the Board elects to make such distributions in whole or in part in kind (in which case such distributions in kind shall be made pro rata in accordance with the total amounts to be distributed to the Members). For purposes of this Agreement, including for purposes of determining amounts distributable to any Member under Section 3.09 or Section 10.03 and for purposes of the allocations under Article III, any property to be distributed in kind shall be assigned a Fair Market Value, and such Fair Market Value shall be treated for all purposes hereof as a like amount of cash. Any in-kind distributions under this Article III may be effected so as to vest in each of the Members receiving such an in-kind distribution, as tenants-in-common, an undivided interest in the property distributed. Notwithstanding the foregoing, the Board shall have the discretion, in order to avoid an administratively burdensome large number of owners of the same property, to distribute cash in lieu of property in the case of Members who otherwise would receive only a de minimis interest in such property

SECTION 3.12. Set off. Notwithstanding any provision to the contrary in this Agreement, the Board may cause the Company to set off against any distribution of cash or property in kind to any Member, in respect of any amounts due from such Member to the Company, to the extent not otherwise paid. Any amounts so set off shall be applied by the Company to discharge the obligation in respect of which such amounts were set off. All amounts set off under this Section 3.12 that are attributable to any Member shall be treated as amounts distributed to such Member for all purposes under this Agreement.

ARTICLE IV

Accounting; Tax Matters

SECTION 4.01. Books and Records.

(a) The Company shall maintain complete and accurate books of account of the Company’s affairs at the Company’s principal place of business and at such other place or places as determined by the Board. Such books shall include all income, expenditures, assets and liabilities of the Company and the Capital Accounts. Except with respect to Capital Accounts and the determination of Net Profits and Net Losses (which shall be determined as provided herein), the Company’s books shall be prepared and maintained in accordance with GAAP and shall include the accounting policies and principles consistent with GAAP as shall be determined by the Board. The Members agree to fully cooperate with one another and the Company, and the Company shall cooperate with each Member, to provide all reasonably necessary financial information and related analysis with respect to Company tax matters.

(b) The Board or its designee shall cause the books of account of the Company to be maintained, and will ensure that a system of internal controls is developed and maintained, in each case in a manner that provides reasonable assurance that:

(i) all transactions of the Company are executed in accordance with the terms of this Agreement, including the general or specific authorizations of the Board, if required by provisions of this Agreement;

(ii) all transactions of the Company are recorded in such form and manner as will (A) permit preparation of income and franchise tax returns and information returns in accordance with this Agreement and as required by Applicable Law and (B) maintain accountability for the assets of the Company;

(iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any resulting difference; and

(iv) all transactions of the Company are recorded in such form and manner as will permit compliance with all Applicable Laws and permit the preparation of any reports required to be filed by the Company or any Member pursuant thereto.

(c) The Company shall keep or cause to be kept appropriate books and records in accordance with the Delaware Act with respect to the Company’s business, which books and records shall at all times be kept at the principal office of the Company. Without limiting the foregoing, the Company shall keep at its principal office the following:

(i) a current list of the full name and the last known street address of the members of the Board and each Member;

(ii) a copy of this Agreement and all amendments thereto, and any filings made with any Governmental Authority;

(iii) copies of the Company’s federal, state and local income tax returns and reports, if any, until the expiration of the statute of limitation applicable thereto;

(iv) copies of any financial statements, if any, of the Company for the five (5) most recent Fiscal Years; and

(v) such other documents with respect to the Company’s business as may reasonably be required from time to time by resolution of the Board.

SECTION 4.02. Accountants. An accounting firm selected and appointed by the Board shall serve as the independent accountants (the “Independent Accounting Firm”) of the Company until such time as the Board removes such accountants and selects and appoints such other independent certified public accounting firm of recognized standing and reputation. The initial Independent Accounting Firm shall be Deloitte & Touche LLP. The Company shall cause the Independent Accounting Firm to prepare audited financial statements of the Company by no later than ninety (90) days after the end of each Fiscal Year.

SECTION 4.03. Tax Matters Member. The Members shall cause the Company to make and keep in effect an election under Section 6231(a)(1)(B)(ii) of the Code to the extent such election is necessary to cause the provisions of Sections 6221 through 6234 of the Code apply to the Company and its Members. The HS Member, or such other eligible Member as the Board shall appoint from time to time, shall serve as the “tax matters partner” of the Company for purposes of Section 6231(a)(7) of the Code (in such capacity, the “Tax Matters Member”) and shall, subject to the provisions of this Section 4.03, have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes. The Tax Matters Member shall not take any material action that may be taken by a “tax matters partner” under Code Sections 6221 through 6234 unless the Tax Matters Member has received the written consent of the Board to such contemplated action. The Tax Matters Member shall not bind the JVP Member or the HS Member to a settlement agreement without first obtaining the written consent of the JVP Member or the HS Member, as applicable. The Tax Matters Member shall, promptly after the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, expense, deduction or credit, mail a copy of such notice to the JVP Member and the HS Member. The Tax Matters Member shall take such action as may be necessary to cause each of the JVP Member and the HS Member to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Member shall promptly (and in any event within ten (10) days) forward to the JVP Member and the HS Member copies of all significant written communications it may receive or send (or cause to be sent) in such capacity. The provisions of this Section 4.03 shall also apply, mutatis mutandis, in connection with state and local income tax matters. The Company shall indemnify the Tax Matters Member to the same extent and on the same terms as the Company is obligated to indemnify a Covered Person under Section 9.02.

SECTION 4.04. Tax Returns. The Tax Matters Member shall cause, at the expense of the Company, the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code, as well as any other required tax returns in each jurisdiction in which the Company is required to file tax returns. The Tax Matters Member shall provide the JVP Member and the HS Member an opportunity to review and comment on such tax returns prior to the filing of such tax returns.

SECTION 4.05. Tax Information. No later than the last day of March of each Fiscal Year, the Company shall provide to each Person who was a Member at any time during the preceding Fiscal Year an Internal Revenue Schedule K-1 (or an equivalent schedule) and such other information as may be reasonably necessary for the preparation of such Person’s income tax returns. In addition, no later than the fifteenth day of January of each Fiscal Year, the Company shall provide to each Person who was a Member at any time during the preceding Fiscal Year, estimates of the schedules and information described in the preceding sentence. From time to time, the Company shall provide to the Members (i) any other financial or tax information regarding the Company reasonably requested by a Member (or its Affiliates and designees), including, without limitation, book and tax basis information for the Company’s assets sufficient to allow a Member to satisfy its own obligations and make its own computations, allocations, and adjustments under Code Sections 704(b), 704(c) and 754, and (ii) access to the service providers (including the Company’s accountants) of the Company and its subsidiaries.

SECTION 4.06. Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) to adopt the accrual method of accounting;

(b) an election pursuant to Section 754 of the Code;

(c) an election to deduct the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(d) an election to deduct the start-up expenditures of the Company as permitted by Section 195(b) of the Code; and

(e) any other election that the Board may deem appropriate and in the best interests of the Company or the Members, as the case may be.

SECTION 4.07. Tax Withholding. Notwithstanding any provision in this Agreement to the contrary, the Company is authorized to take any and all actions that it determines to be necessary or appropriate to insure that the Company satisfies its withholding and tax payment obligations under Section 1441, 1442, 1445, 1446 or any other provision of the Code (or other Applicable Law). The Company may withhold any amount that it reasonably determines is required to be withheld with respect to any amounts allocable to, or from any amounts otherwise distributable or awarded by grant to, any Member under any provision of this Agreement; provided, however, that such withheld amount shall be deemed to have been distributed to such Member for purposes of applying Article III. If the Company receives proceeds in respect of which tax has been withheld, and such withholding is attributable to the tax status of one or more (but less than all) Members, then the Company shall be treated as having received cash in an amount equal to such withheld tax, and, for all purposes of this Agreement, each such Member shall be treated as having received a distribution pursuant to Section 3.09 equal to the portion of the withholding tax that is allocable to such Member, as determined by the Board. In the event that the Company withholds or pays tax in respect of any Member for any period in excess of any amounts otherwise distributable to such Member for such period (or if there is a determination by any taxing authority that the Company should have withheld or paid any tax for any period in excess of the tax, if any, that it actually withheld or paid for such period), or in the event the Company receives proceeds in respect of which tax has been withheld and the portion of such tax allocable to any Member pursuant to the preceding sentence exceeds any amounts otherwise then distributable to such Member, such excess amount (or such additional amount) shall be reimbursed promptly by such Member to the Company upon reasonable prior written notice accompanied by a reasonably detailed statement of such excess. None of the Company, the Board or the Tax Matters Member shall be liable for any excess taxes withheld in respect of any Member, and, in the even of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Authority.

ARTICLE V

Management of the Company; Directors; Officers

SECTION 5.01. Board of Directors.

(a) The full and entire management of the business and affairs of the Company shall be vested in a Board of Directors which shall have and may exercise all of the powers that may be exercised or performed by the Company (the “Board”). Except where (i) the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of the Delaware Act or (ii) the Board has expressly delegated day-to-day operating and management decisions to the Manager (which decisions shall be consistent with the Approved Budget, subject to any permitted variances in accordance with Section 5.17, and subject to the supervision of the Board as set forth in the Transition Services Agreement), the Board shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to do all things and take all actions necessary to carry out the terms and provisions of this Agreement, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

(b) The Company can only act and bind itself through the action of the Board and through the action of the officers, employees, agents (including the Manager in accordance with the authority granted under the terms of the Transition Services Agreement) or attorneys-in-fact of the Company, in each case, if and to the extent appointed and authorized by the Board.

(c) No Member, by reason of such Member’s status as such, shall have any authority to act for or bind the Company but shall have only the right to vote on or approve the actions herein specified to be voted on or approved by such Member.

SECTION 5.02. Number, Tenure and Qualification; Directors. Effective the date of this Agreement, the Board shall consist of four (4) Directors.

(a) A Director shall hold office for the term for which such Director is appointed and thereafter until his or her successor shall have been appointed and qualified, or until the earlier death, resignation or removal of such Director. Directors need not be Members or residents of the State of Delaware.

(b) The HS Member shall be entitled to appoint two (2) Directors, and the JVP Member shall be entitled to appoint two (2) Directors, provided, however, that if either the HS Member or the JVP Member fails to make a Budgeted Capital Contribution or capital contributions pursuant to the exercise of an Additional Funding Right as provided by Section 3.03(e), then the number of Directors that may be appointed by such Member on the date such member becomes a Defaulting Member shall be reduced by one (1), provided that the right to appoint such Director shall be restored in the event the Defaulting Member cures its obligation by making such capital contribution to the Company within thirty (30) days after the applicable Funding Date. At such time as the HS Member or the JVP Member no longer has the right to appoint a Director pursuant to this Section 5.02(b) then such Member shall cause its respective Director designee to resign from the Board at the written request of the Class A Members holding a majority of the outstanding Class A Shares (other than the Class A Shares held by such Member).

(c) The initial four (4) Directors of the Company shall be Kimberly S. Watson, Thomas A. Martin, Stephen W. Herod and Larry L. Helm.

SECTION 5.03. Quorum and Manner of Acting; Deadlock.

(a) A majority of the Directors then in office shall constitute a quorum for the transaction of business at any meeting; provided that, a majority of the Disinterested Directors then in office shall constitute a quorum for the transaction of business related to Material Affiliate Matters in accordance with Section 5.18. Action of the Board shall be authorized by the vote of a majority of the Directors present at the time of the vote if there is a quorum, unless otherwise provided by this Agreement. In the absence of a quorum a majority of the Directors present may adjourn any meeting from time to time until a quorum is present. Each Director shall have one vote in any decision of the Board. Directors may be present and may act at meetings of the Board by written proxy.

(b) A deadlock in the Board (a “Deadlock”) shall exist if the Board has been unable to reach an agreement on any matter concerning any business or operational matter requiring Board approval under this Agreement (other than those matters set forth in Section 5.16) within thirty (30) days after the matter has been submitted to a vote at a duly noticed Board meeting, or such longer or shorter period as agreed to by the Board.

(i) Either the HS Member or the JVP Member may request by giving notice to the other that the Deadlock be referred for resolution to the chief executive officers of each of Parent and KM who shall meet in person or by electronic or telephonic communications as soon as reasonably practicable but not later than ten (10) Business Days following receipt of such notice and shall attempt in good faith to resolve the Deadlock. Any resolution of a Deadlock pursuant to this Section 5.03(b)(i) shall be in writing and, when signed by the Persons designated in accordance with this Section 5.03(b)(i) to resolve such Deadlock, shall be deemed to constitute the approval of the Board.

(ii) If the designated chief executive officers are unable to resolve the Deadlock within ten (10) Business Days after their meeting, the Company shall have no authority to act with respect to the matter on which there is a Deadlock, unless and until the Board approves the matter in writing or such Deadlock is resolved in accordance with Section 5.03(c). During the period of the Deadlock, the Board shall conduct the business of the Company solely in the ordinary course in accordance with the current Approved Budget, subject to any permitted variances in accordance with Section 5.17.

(iii) The obligations of Parent and KM, respectively, pursuant to this Section 5.03(b) shall terminate at such time as Parent or KM, as applicable, ceases to own any direct or indirect interest in the Company.

(c) If the Deadlock is not resolved after compliance with the procedures set forth under Section 5.03(b), such Deadlock shall be resolved by binding arbitration in accordance with the following provisions.

(i) Either the HS Member or the JVP Member may submit the unresolved Deadlock to arbitration by giving written notice to the other Class A Member. Within 15 days after receipt of such notice by the non-requesting HS Member or JVP Member, as applicable, the HS Member and the JVP Member shall mutually select an arbitrator. If the HS Member and JVP Member are unable to agree upon such selection within such 30 days, then either such Member may, upon at least five days prior written notice to the other party, request the regional office of the International Institute for Conflict Prevention and Resolution covering Houston, Texas (the “CPR Institute”) to appoint the arbitrator. The CPR Institute will thereupon appoint the arbitrator, who shall be qualified by his or her education, training and experience in the natural gas pipeline industry. The arbitrator shall be impartial, independent and unrelated, directly or indirectly, with respect to either of the HS Member or JVP Member or any of their respective Affiliates. The arbitration shall be conducted in Houston, Texas in accordance with the CPR Rules and Procedures, as then in effect, to the extent such rules do not conflict with the terms of this Agreement, and the arbitrator shall be paid on an hourly basis, except as otherwise mutually agreed.

(ii) The arbitrator shall investigate the facts and may hold meetings, at which the HS Member and JVP Member may present their respective positions. The arbitrator shall render a written decision on the matter presented as soon as practicable after his or her appointment and in any event not more than 30 days after such appointment. The decision of the arbitrator shall be final and binding on the Company and all of the Members. If the arbitrator fails to render a decision within such 30 day period, either the HS Member or JVP Member may institute such action or proceeding in such court as shall be appropriate in the circumstances and upon the institution of such action, the arbitration proceeding shall be terminated and shall be of no further force and effect. The arbitrator shall not have the power to add to, modify or change any of the provisions of this Agreement. The fees and expenses of the arbitrator shall be paid by the Company.

SECTION 5.04. Place of Meetings. Meetings of the Board may be held inside or outside of the State of Delaware.

SECTION 5.05. Annual and Regular Meetings. Annual meetings of the Board, for the election of Officers and consideration of other matters, shall be held on notice provided in Section 5.07. Regular meetings of the Board may be held without notice at such times and places as the Board determines, but not less frequently than once each Fiscal Quarter. If the day fixed for a regular meeting is not a Business Day, the meeting shall be held on the next Business Day.

SECTION 5.06. Special Meetings. Special meetings of the Board may be called by any of the Directors and shall require the notice of special meeting set forth in Section 5.07.

SECTION 5.07. Notice of Meetings; Waiver of Notice. Notice of the time and place of each meeting of the Board, including any special meeting, shall be given to each Director by mailing it to him or her at his or her residence or a usual place of business at least four (4) days before the meeting, or by delivering, telephoning, telegraphing it or sending it by e-mail, facsimile or other electronic transmission to him at least twenty-four (24) hours before the meeting. Notice need not be given to any Director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

SECTION 5.08. Committees.

(a) The Board may, from time to time, designate one or more committees of the Board and shall establish and maintain a Marketing Committee as described in Section 5.08(c).

(b) Any committee of the Board shall have and may exercise the authority of the Board, to the extent provided in the enabling resolution or in this Agreement. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum, and, unless otherwise provided in an enabling resolution, the affirmative vote of a majority of the members present shall be necessary for the adoption of any resolution. The Board may dissolve any committee at any time.

(c) The Board shall have a marketing committee (the “Marketing Committee”), which shall be composed of one Director designated by HS Member and one Director designated by JV Member. The Marketing Committee shall have the power and authority to negotiate and approve gas gathering agreements or similar contracts with Third Parties on behalf of the Company.

SECTION 5.09. Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting if all of the members of the Board or of the committee consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolutions, written consents or electronic transmissions of the members of the Board or the committee shall be filed with the minutes of the proceeding of the Board or of the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 5.10. Participation in Board or Committee Meetings by Conference Telephone. Any or all members of the Board or of any committee of the Board may participate in a meeting of the Board or of the committee by means of a conference telephone or other communications equipment allowing all Persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

SECTION 5.11. Resignation and Removal of Directors. Any Director may resign at any time by delivering his or her resignation in writing or electronic transmission to the Company, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any member of the Board may be removed from such position with or without cause only by the member appointing or electing such Board member pursuant to the provisions of Section 5.02(b).

SECTION 5.12. Vacancies. Any vacancy in the Board occurring may be filled by the Member that appointed the member of the Board who is no longer serving; provided that if no Member is entitled to appoint a Director to fill such vacancy due to a reduction in the number of Directors that may be appointed by a Member pursuant to Section 5.02(b), such vacancy shall be filled by Class A Members holding a majority of the outstanding Class A Shares (other than the Defaulting Member).

SECTION 5.13. Compensation. Directors shall receive no compensation from the Company and shall be responsible for their own expenses in the performance of their duties, unless separately reimbursed for expenses by the Member designating such Director. A Director may be paid for serving the Company or its subsidiaries in other capacities.

SECTION 5.14. Officers.

(a) Appointment of Officers. The Board may appoint individuals as officers (“Officers”) of the Company, which may include a Chief Executive Officer and/or President, and such other Officers (such as any number of Vice Presidents and a Secretary) as the Board deems advisable. In addition, the Board shall appoint an individual as Vice President of Marketing of the Company, whose duties shall be to lead the efforts of the Company to negotiate gathering agreements or similar contracts with Third Parties. The Vice President of Marketing shall report to the Marketing Committee and shall have no power to execute any contracts on behalf of the Company unless specifically authorized by the Marketing Committee or the Board. No Officer need be a Member or an employee of the Company. An individual can be appointed to more than one office.

(b) Duties of Officers Generally. Each Officer shall have only such powers and duties as may be granted to such Officers by the Board.

(c) Removal, Resignation and Filling of Vacancy of Officers. The Board may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Board, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, however, that unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(d) Compensation of Officers. The Officers shall be entitled to receive compensation from the Company as determined by the Board.

SECTION 5.15. Transition Services Agreement. The Company has entered into a Transition Services Agreement with an Affiliate of Parent (the “Initial Manager”) on May 21, 2010 (the “Transition Services Agreement”), pursuant to which the Initial Manager shall manage the day-to-day operating decisions during a transition period (consistent with the Approval Budget, subject to any permitted variances in accordance with Section 5.17). The Company shall not, and shall not permit any of its subsidiaries to, (a) increase the compensation or transaction fees set forth in the Transition Services Agreement, or (b) settle any material disputes with the Initial Manager under the Transition Services Agreement unless approved by the Directors in accordance with the provisions of Section 5.18. In the event of (x) a Parent Change of Control or (y) a Transfer by the HS Member of all or any portion of its Class A Shares to a Third Party, and as a result of such Transfer, the JVP Member’s Individual Class A Percentage Interest exceeds that of the HS Member, the JVP Member shall have the option to become Manager, which option may be exercised by delivery of notice, at which time the JVP Member shall succeed to all rights and obligations of the Manager under the Transition Services Agreement from and after the date specified in such notice.

SECTION 5.16. Actions Requiring Unanimous Board Approval. Except as otherwise expressly provided in this Agreement, the following actions by the Company shall require the approval of all of the Directors:

(a) take or file any action or institute, or acquiesce to the institution of, any proceedings in Bankruptcy;

(b) sell, exchange, license as a licensor, lease as lessor, dispose of, any assets of the Company in excess of twenty percent (20%) of the Fair Market Value of the Company’s assets in one or a series of transactions whether by merger or consolidation, sale or purchase of equity or otherwise other than in the ordinary course of business or as otherwise contemplated under the Approved Budget as provided in Section 5.17;

(c) acquire any assets in a transaction or series of transactions with a value in excess of twenty percent (20%) of the Fair Market Value of the Company’s assets, other than the acquisition of assets in the ordinary course of business or otherwise contemplated under the Approved Budget as provided in Section 5.17;

(d) except as expressly permitted by this Agreement or in connection with the Working Capital Facility, incur or assume any Indebtedness resulting in a Leverage Ratio of greater than 4.0:1.0;

(e) liquidate, wind-up or dissolve the Company;

(f) amend this Agreement or the Certificate unless such changes do not adversely effect any Member disproportionately in any manner or are ministerial typographical changes necessary to conform with any changes in Applicable Law;

(g) create, authorize, designate, sell or issue any interest, or any option, warrant, convertible or exchangeable securities or similar right to acquire any interest of any kind in the Company, including any Shares, except for (i) issuances of Class A Shares pursuant to Section 3.03 in connection with any Budgeted Capital Contribution or Additional

Funding Right, (ii) issuances of other Shares to employees of the Company approved by a majority of the Directors comprising the entire Board, or (iii) as otherwise specified in this Agreement or pursuant to the terms of the Restricted Share Award Agreement, redeem, purchase or otherwise acquire any interest in the Company;

(h) change the primary purpose of the Company, or acquire any material assets related to any business other than the development, construction, ownership, maintenance, management and operation of the Project as set forth in Section 2.03;

(i) take any action which would have the effect of subjecting the Company to regulation under FERC; and

(j) elect to treat the Company as an association taxable as a corporation for federal income tax purposes.

SECTION 5.17. Approved Budgets.

(a) The Company shall prepare or cause the Manager to prepare not later than November 1 of each Fiscal Year of the Company for the following Fiscal Year, a draft operating and capital budget (the “Proposed Budget”) setting forth the anticipated revenues, operating expenses and capital expenses of the Company for such Fiscal Year in a format consistent with that of the Approved Budget for 2010 attached hereto as Exhibit A-1. The Approved Budget for 2010, the Approved Budget for 2011 and each annual operating and capital budget approved hereunder by the Board shall be deemed an “Approved Budget”. If the Board does not approve a Proposed Budget, the Company shall use good faith efforts to prepare or to cause the Manager to prepare a revised operating and capital budget for approval by the Board; and upon final approval of such operating and capital budget by the majority of the Directors, such operating and capital budget shall become an Approved Budget hereunder. The Approved Budget for Fiscal Year 2010, including anticipated revenues, operating expenses and capital expenses of the Company is attached hereto as Exhibit A-1 (the “Approved Budget for 2010”). The Approved Budget for Fiscal Year 2011, including anticipated revenues, operating expenses and capital expenses of the Company is attached hereto as Exhibit A-2 (the “Approved Budget for 2011”).

(b) To the extent that any Proposed Budget is not approved by the beginning of the applicable Fiscal Year, then, until a Proposed Budget is approved in accordance with this Section 5.17, the Approved Budget for the operating expense budget for such Fiscal Year shall be equal to the Approved Budget for the immediately prior Fiscal Year, plus a two percent (2%) increase. For avoidance of doubt, the capital expenditure and anticipated revenues components of the Approved Budget for any Fiscal Year after Fiscal Year 2011, shall be subject to Board approval. The Board shall perform a review of the Approved Budget at the conclusion of each Fiscal Quarter during any Fiscal Year and within twenty (20) Business Days amend the Approved Budget for such Fiscal Year to increase or decrease expected expenses or expenditures and as so amended, any such operating and capital budget shall constitute an Approved Budget hereunder.

(c) With respect to the Approved Budget for 2010 and the Approved Budget for 2011, the Company may, or the Manager pursuant to the Transition Services Agreement, may incur capital expenditures during Fiscal Year 2010 and Fiscal Year 2011 of up to one hundred ten percent (110%) of the aggregate capital expenditures set forth in the Approved Budget for 2010 and Approved Budget for 2011. Any variances from the Approved Budget for (i) any Fiscal Year other than Fiscal Year 2010 and Fiscal Year 2011, (ii) operating expenditures for Fiscal Year 2010 and Fiscal Year 2011, and (iii) capital expenditures for Fiscal Year 2010 or Fiscal Year 2011, as applicable, in excess of one hundred ten percent (110%) of the aggregate capital expenditure amount in the case of capital expenditures as set forth in the capital expenditures budget included in the Approved Budget for Fiscal Year 2010 and the Approved Budget for 2011, shall require the approval of the majority of the Directors, and if so approved, each such variance shall be added to the Approved Budget for such Fiscal Year which, as so amended, shall thereafter be the Approved Budget for such Fiscal Year. Each Approved Budget shall include all amounts payable by the Company under the Transition Services Agreement, if any.

SECTION 5.18. Actions With Respect to Affiliates Matters. The Members acknowledge that the Company may from time to time enter into, amend, modify, terminate, waive, release or enforce rights or claims under contracts or transactions between the Company and a Member or an Affiliate of a Member, including the Transition Services Agreement and the Gas Gathering Agreement (any such contract or transaction, an “Affiliate Matter”). With respect to any single Affiliate Matter or series of related Affiliate Matters (i) involving a value of $2,500,000 or more or (ii) involving any decision, response or other action by the Company related to a request from the Shipper (as defined in the Gas Gathering Agreement) for a consent by the Company to an amendment to Schedule 1.2 to the Gas Gathering Agreement (each a “Material Affiliate Matter”), (a) the negotiation of any such Material Affiliate Matter shall be conducted on behalf of the Company by or under the direction of the Directors designated by Members who are not (and whose Affiliates are not), a party to such Material Affiliate Matter, or if all Members (or one or more Affiliates thereof) are party to such Material Affiliate Matter, by the Directors designated by the Members whose interests are not adverse to those of the Company with respect to any such negotiation, action or decision (the “Disinterested Directors”); and (b) any matters involving such Material Affiliate Matter shall be conducted by or under the direction of the Disinterested Directors, and any Director that is not a Disinterested Director shall not vote at a meeting of the Board regarding decisions to, and, notwithstanding anything to the contrary in this Agreement, a majority of the Disinterested Directors shall be sufficient to approve any material action by the Company with respect to such Material Affiliate Matter, including any action to: (1) resolve any material dispute; (2) assert a material breach or default by the other party thereunder, or exercise remedies thereunder, including any decision to commence, compromise or settle any related Proceeding; (3) consent to assignment by the other party or parties to such Material Affiliate Matter (other than the Company); or (4) grant or agree to any material consent, approval or waiver by the Company under such Material Affiliate Matter. Any Affiliate Matter not constituting a Material Affiliate Matter shall be for consideration and on such other terms and conditions that, taken as a whole, are substantially similar to those that would have been obtained in an arm’s length transaction with a Third Party. In addition, the JVP Member (or its designee Directors) shall have sole and exclusive authority with respect to any decision, action or determination related to the indemnification rights of Newco under the Contribution Agreement; provided that the foregoing delegation of authority shall not be deemed to exclude the HS Member (and its designee Directors) from any effort by Newco to remedy, remediate or mitigate the underlying claim relating to such indemnifications rights.

ARTICLE VI

Members

SECTION 6.01. Power of the Members; Voting.

(a) No Member, in its capacity as such, shall have the right to amend or terminate this Agreement or to exercise voting rights or call a meeting of the Members, except as specifically provided for in this Agreement. Except as specifically provided for in this Agreement, no Member shall have any authority or power to bind or act for or on behalf of any other Member or the Company in any respect in its capacity as Member, with all such authority and power being delegated to the Board as provided herein.

(b) Notwithstanding anything to the contrary in this Agreement or in the Delaware Act (other than provisions thereof that specifically cannot be altered by the Members), (i) only Class A Shares shall be entitled to vote, and (ii) each Class A Share shall be entitled to one vote on any action or matter as to which the holders of such shares are expressly granted voting rights pursuant to the provisions of this Agreement.

SECTION 6.02. Meetings of Members; Action by Written Consent.

(a) Meetings of the Members may be called at any time by the Board. Notice of any meeting shall be given to all Members not less than three (3) days nor more than thirty (30) days prior to the date of such meeting. Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact.

(b) Each meeting of Members shall be conducted by such Person that the Board may designate. The Board, in its sole discretion, shall establish all other provisions relating to meetings of Members, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by any Members, waiver of any such notice, the establishment of a record date, quorum requirements or any other matter with respect to the exercise of any such right to vote.

(c) Any action which may be taken at any meeting of Members may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken shall be signed by holders of all of the Shares entitled to vote on such action.

SECTION 6.03. Meetings Pursuant to Gas Gathering Agreement. JVP Member shall have the right to designate a representative of JVP Member who shall be entitled to attend the monthly meetings between the Company and HS pursuant to Section 9.1 of the Gas Gathering Agreement.

ARTICLE VII

Transfers

SECTION 7.01. Restrictions on Transfers.

(a) Except as expressly provided in this Agreement, no Member shall, directly or indirectly, Transfer all or any portion of its Class A Shares (or any beneficial interest therein), Parent shall cause any holder of a direct or indirect equity interest in the HS Member (other than stockholders of Parent) not to transfer such equity interest, and KM shall cause any holder of a direct or indirect equity interest in a JVP Member Entity not to transfer such equity interest, in each case, unless (i) such Transfer is in accordance with this Article VII, (ii) the Transferor gives the Company not less than ten (10) Business Days prior written notice of such Transfer (unless greater prior notice is required by this Agreement, in which case the Transferor shall give such greater notice), (iii) all required consents or approvals of any Governmental Authority shall have been obtained, (iv) the Transferee executes and delivers a counterpart of the signature page to this Agreement (or the appropriate assumption agreement) and any other agreements, documents or instruments as the Company may reasonably require and (v) the Transferee certifies to all representations and warranties of a Member set forth in Article VIII. Any Transfer made in violation of this Article VII shall be null and void.

(b) With respect to any Transfer in compliance with the requirements of Section 7.01, each Transferee of Class A Shares shall have all of the rights, and shall be subject to the restrictions and obligations, of its Transferor hereunder to the extent specified in the agreements or instruments between the parties (provided such Transfer of Shares shall not relieve the Transferor of such Shares of its obligations under this Agreement arising prior to the date of such Transfer unless all of the non-Transferring Members execute a release with respect to such obligations of the Transferor), and shall succeed to the portion of the Transferor’s Class A Shares and Capital Account and shall be admitted as a Class A Member. If a Transferor has Transferred all of its Class A Shares in the Company pursuant to this Article VII and the Transferee is admitted as a Class A Member, immediately following such admission, such Transferor shall cease to be a Class A Member.

(c) The Company and each non-Transferor Member shall cooperate with a Transferor Member in obtaining all required consents or approvals of any Governmental Authority in connection with a Transfer in accordance with this Article VII; provided, however that such cooperation shall not require any Member other than the Transferor to make any expenditure in connection with such cooperation.

SECTION 7.02. Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, at any time a Member may Transfer all but not less than all of its Class A Shares owned by such Member and its rights under this Agreement to a Permitted Transferee of such Member in accordance with Section 7.01; provided, however that no Transfer under this Section 7.02 shall become effective unless and until any such Permitted Transferee shall have undertaken in writing to be bound by the terms of this Agreement and delivered such written acknowledgment to the Company, in form and substance reasonably satisfactory to the Board; and provided further, that (i) the Permitted Transferee grants to the Member Transferring such Class A Shares an irrevocable proxy coupled with an interest to vote all Class A Shares so Transferred, (ii) such Permitted Transferee is not in Bankruptcy, (iii) if such Transfer results in a termination of the Company within the meaning of Section 708(b)(1)(B) of the Code (that is, such Transfer causes the fifty percent (50%) threshold of Section 708(b)(1)(B) of the Code to be exceeded), the transferring Member shall be liable (on an after tax basis) to the other Members for any losses, costs or expenses (including taxes) incurred by the other Members resulting from such termination and (iv) such Transfer does not result in the Company becoming a publicly traded partnership treated as a corporation under Section 7704(a) of the Code. The Board shall reasonably cooperate with a Member seeking to Transfer Shares under this Section 7.02 to assist such Member in determining whether such Transfer would result in a termination of the Company within the meaning of Section 708 of the Code or the treatment of the Company as a publicly traded partnership treated as a corporation under Section 7704(a) of the Code.

SECTION 7.03. Transfer by Class A Members.

(a) At any time prior to the date which is twenty-four (24) months after the Effective Date, a Class A Member shall be permitted to Transfer Class A Shares to any Person only with the prior written consent of all of the other Class A Members or pursuant to Section 7.02; provided that such Transferor and Transferee comply with the provisions of Section 7.01 and the Transferor and Transferee execute and deliver any other agreements, documents or instruments as the Company may reasonably require.

(b) Beginning on the date which is twenty-four (24) months and one (1) day after the Effective Date, a Class A Member shall have the right to Transfer all but not less than all of its Class A Shares to any Person pursuant to a Transfer solely for cash consideration and in accordance with Section 7.01 and (i) subject to Section 7.04 or (ii) with the prior written consent of all of the non-Transferring Class A Members or (iii) pursuant to Section 7.02.

(c) Notwithstanding Sections 7.03(a) and 7.03(b), (i) if such Transfer results in a termination of the Company within the meaning of Section 708(b)(1)(B) of the Code (that is, such Transfer causes the fifty percent (50%) threshold of Section 708(b)(1)(B) of the Code to be exceeded), the transferring Member shall be liable (on an after tax basis) to the other Members for any losses, costs or expenses (including taxes) incurred by the other Members resulting from such termination, and (ii) no Transfer shall be valid or respected for any purpose by the Company or any Member if such Transfer would result in the Company becoming a publicly traded partnership treated as a corporation under Section 7704(a) of the Code. The Board shall reasonably cooperate with a Member seeking to Transfer Shares under this Section 7.03 to assist such Member in determining whether such Transfer would result in a termination of the Company within the meaning of Section 708 of the Code or the treatment of the Company as a publicly traded partnership treated as a corporation under Section 7704(a) of the Code.

SECTION 7.04. Right of First Refusal; Notice.

(a) Prior to any intended Transfer pursuant to Section 7.03(b), the selling Class A Member (the “Selling Class A Member”) shall first give written notice (the

“Notice”) to the HS Member and the JVP Member (to the extent either such Person is not the Selling Class A Member) specifying (i) the Selling Class A Member’s bona fide intention to sell such Class A Shares; (ii) the name(s) and address(es) of the proposed transferee(s); (iii) the number of Class A Shares the Selling Class A Member proposes to Transfer (individually, a “Class A Offered Share,” and collectively, the “Class A Offered Shares”); (iv) the cash price for which the Selling Class A Member proposes to Transfer each Class A Offered Share (the “Proposed Purchase Price”); and (v) all other material terms and conditions of the proposed transfer.

(b) Within thirty (30) days after receipt of the Notice, the HS Member or JVP Member or any of their respective Permitted Transferees (to the extent such Person is not the Selling Class A Member), as applicable (each, a “Purchasing Class A Member”) may elect in the aggregate to purchase all of the Class A Offered Shares at the price and on the terms and conditions set forth in the Notice by delivery of written notice of such election to the Selling Class A Member (the “Election Notice”), specifying a day, which shall not be more than thirty (30) days after such notice is delivered, on or before which the Selling Class A Member shall surrender (if such Selling Class A Member has not already done so) the certificate or certificates representing the Class A Offered Shares with stock powers duly endorsed in blank at the administrative office of the Company to be delivered to each Purchasing Class A Member. On the closing date specified in the Election Notice, the Purchasing Class A Members shall together pay to the Selling Class A Member by wire transfer in immediately available funds an amount equal to the product of the Proposed Purchase Price multiplied by the number of the Class A Offered Shares being purchased. If the Selling Class A Member fails to so surrender such certificate or certificates on or before such date, from and after such date the Class A Offered Shares shall be deemed to be no longer outstanding, and the Selling Class A Member shall cease to be a Member with respect to such Class A Shares and shall have no rights with respect thereto except only the right to receive payment of the Proposed Purchase Price, without interest, upon surrender of the certificate or certificates therefor with stock powers duly endorsed in blank.

(c) If the Purchasing Class A Members shall have not elected to purchase all of the Class A Offered Shares, then the Selling Class A Member shall not be required to sell any of the Class A Offered Shares to the Purchasing Class A Members and may transfer all of the Class A Offered Shares to any Person named as a Transferee in the Selling Notice at the cash Proposed Purchase Price set forth in the Notice or a higher cash price, provided that such Transfer (i) is consummated within ninety (90) days after receipt of the Election Notice, (ii) is on terms no more favorable to the Transferee than the terms proposed in the Notice and (iii) is otherwise in accordance with all the terms of this Agreement. If the Class A Offered Shares are not so Transferred during such period, then the Selling Class A Member may not Transfer any of such Class A Offered Shares without complying again in full with the provisions of this Agreement, including this Section 7.04, if applicable.

(d) In the event of a Transfer subject to Section 7.04, which includes a Transfer of Class A Shares, together with other assets or interests, the related Notice shall specify the portion of the purchase price allocated to the Class A Shares (the “Allocated Value”). In the event the recipient of the Notice disagrees with such allocation and provides written notice of such objection to the Selling Class A Member within fifteen (15) days after receipt of such Notice, the cash price at which such Member shall be entitled to purchase the Class A Offered

Shares shall be the lesser of the Allocated Value and the Fair Market Value. The failure to make a timely objection period shall be deemed an acceptance by all Class A Members of the Allocated Value set forth in the Notice.

SECTION 7.05. Excluded Transfers. Notwithstanding the provisions of this Article VII to the contrary, no issuance, sale, assignment, license, sublicense, conveyance, transfer, donation, disposition, pledge, hypothecation or other Encumbrance of shares of capital stock (or other equity interests) of Parent (or any Person which directly or indirectly Controls Parent) or KM (or any Person which directly or indirectly Controls KM), nor any Change of Control, shall be deemed a “Transfer,” and the provisions of Article VII (other than this Section 7.05) shall not apply thereto.

ARTICLE VIII

Representations and Warranties

Each Member hereby represents and warrants to the other Members, as of the date of this Agreement, as follows:

SECTION 8.01. Organization; Standing and Power. Such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (if it is not a natural person) and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets, including the Shares, as applicable, and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the ability of such Member to perform its obligations under this Agreement (a “Member Material Adverse Effect”).

SECTION 8.02. Authority; Execution and Delivery; Enforceability. Such Member has full power and authority to execute this Agreement. The execution and delivery by such Member of this Agreement has been duly authorized (if it is not a natural person) by all necessary action and no other proceedings on the part of such Member are necessary to approve this Agreement. Such Member has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of such Member, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws or general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

SECTION 8.03. No Conflicts; Consents. The execution and delivery by such Member of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by such Member with the terms hereof will not conflict with, or result in any violation or breach of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of such Member under, any provision of (a) the organizational documents of such Member (if it is not a natural person), (b) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which such Member is a party or by which any of its properties or assets is bound or (c) any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Applicable Law”) applicable to such Member or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Member Material Adverse Effect. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (each, a “Governmental Authority”) is required to be obtained or made by or with respect to such Member in connection with the execution, delivery and performance of this Agreement, except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Member Material Adverse Effect.

SECTION 8.04. Tax Status; ERISA.

(a) Such Member, or, if the Member is disregarded as separate from its owner for federal income tax purposes, the Person that is treated as the owner of the Member for federal income tax purposes, is and will be a United States person as defined in Section 7701(a)(30) of the Code, and will not be subject to withholding under Section 1445 or Section 1446 of the Code.

(b) No part of the aggregate Capital Contribution made by such Member and used by such Member to acquire any Shares or Percentage Interest, constitutes assets of any “employee benefit plan” which is subject to Part 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other “benefit plan investor” (as defined in Section 3(42) of ERISA and U.S. Department of Labor Reg. §§2510.3-101 et seq.).

SECTION 8.05. Investment Intent. Such Member has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto.

(a) Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time.

(b) Such Member has acquired or is acquiring (as applicable) the Shares for investment purposes only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof.

(c) Such Member understands that the Shares have not been registered under the Securities Act or the securities laws of any jurisdiction and cannot be disposed of unless (i) they are subsequently registered and/or qualified under applicable securities laws or the Member provides evidence reasonably satisfactory to the Board that an exemption from such registration and qualification is available and (ii) the provisions of this Agreement have been complied with.

(d) Such Member is an “accredited investor,” as such term is defined in Rule 501 under the Securities Act.

ARTICLE IX

Limitation on Liability; Exculpation

and Indemnification

SECTION 9.01. Limitation on Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in Contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company.

SECTION 9.02. Exculpation and Indemnification.

(a) No Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company. Whenever in this Agreement a Covered Person is permitted or required to make decisions in good faith, the Covered Person shall act under such standard and shall not be subject to any other or different standard (including any legal or equitable standard of fiduciary or other duty) imposed by this Agreement or any relevant provisions of law or in equity or otherwise.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c)

(i) The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable fees and expenses of counsel), Judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings in which such Covered Person may be involved or become subject to, by reason of the fact that such Person, or a Person of whom such Person is the legal representative, is or was a Member of the Company, a Director, a member of a committee of the Company or an Officer of the Company, or while such a Person is or was serving at the request of the Company as a director, officer, partner, venturer, member, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, unless such loss, claim, damage, liability, expense, Judgment, fine, settlement or other amount is as a result of a Covered Person not acting in good faith on behalf of the Company. If any Covered Person becomes involved in any capacity in any proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, other than by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided, however, that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to be indemnified by the Company in connection with such action, suit, proceeding or investigation.

(ii) The obligations of the Company under this Section 9.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof. The Board may, but shall not be obligated to, cause the Company to maintain insurance, at the Company’s expense, for the Company’s benefit in respect of such indemnification and that of any such person whether or not the Company would otherwise have the power to indemnify such person.

(d) Notwithstanding the foregoing, the provisions of this Section 9.02 shall be enforced only to the maximum extent permitted by law and no Member or other person shall be indemnified from any liability for the fraud, intentional misconduct or a knowing violation of the law.

ARTICLE X

Dissolution; Liquidation

SECTION 10.01. Withdrawal of Members. No Member shall have the right, power or authority at any time to voluntarily withdraw as a Member of the Company (except in accordance with this Agreement). No Member shall take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Applicable Law, hereby waives any rights to take any such actions under Applicable Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

SECTION 10.02. Dissolution. The Company shall be dissolved and its affairs wound up, upon the first to occur of any of the following events (each of which shall constitute a “Dissolution Event”):

(a) the sale or other disposition of all or substantially all the assets of the Company, unless, in the case of a sale or disposition of less than all the assets of the Company, the Company is continued with the consent of the Board;

(b) the approval by the Board required pursuant to Section 5.16(e);

(c) the entry of a decree of judicial dissolution with respect to the Company under Section 18-802 of the Delaware Act, in contravention of this Agreement; or

(d) any event which makes it unlawful for the business of the Company to be carried on by the Company.

SECTION 10.03. Distribution Upon Dissolution.

(a) Upon dissolution of the Company, the Board, or any Person designated by the Board (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Company and shall, unless the Board shall determine otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in accordance with Section 10.03(c).

(b) All saleable assets of the Company may be sold or retained by the Company for distribution to the Members in connection with any liquidation at public or private sale at such price and upon such terms as the Board may deem advisable. Any Member or any Person in which any Member is in any way interested may purchase assets at such sale, provided that such purchase is on commercially reasonable terms.

(c) Upon the dissolution of the Company, the assets of the Company shall be distributed in the following order of priority:

(i) first, to the payment of debts and liabilities of the Company and the expenses of liquidation;

(ii) second, to the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company (“Contingencies”). Such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement to payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 10.03; and

(iii) third, any balance shall be distributed to the Members in accordance with the positive balances in their respective Capital Accounts.

(d) In the event it is necessary in connection with the liquidation of the Company to distribute property in kind, such property shall be distributed on the basis of its Fair Market Value net of any liabilities encumbering such assets and, to the greatest extent possible, shall be distributed pro rata in accordance with the total amounts to be distributed to each Member as liquidation proceeds pursuant to Section 10.03(c)(iii). Such in-kind distributions may be effected so as to vest in each of the Members receiving such an in-kind distribution, as tenants-in-common, an undivided interest in the property distributed. Notwithstanding the foregoing, the Liquidation Agent shall have the discretion, in order to avoid an administratively burdensome large number of owners of the same property, to distribute cash in lieu of property in the case of Members who otherwise would receive only a de minimis interest in such property.

ARTICLE XI

Certificates and Shares

SECTION 11.01. Certificates. If at any time the Board determines that it is in the best interests of the Company to issue certificates attesting to the ownership of Shares by Members, the provisions of this Section 11.01 shall thereafter apply (and prior to such determination by the Board, if any, this Section 11.01 shall have no force or effect).

(a) Shares shall be represented by a certificate or certificates, setting forth upon the face thereof that the Company is a limited liability company formed under the laws of the State of Delaware, the name of the Member to which it is issued and the class and number of Shares which such certificate represents. Such certificates shall be entered in the books of the Company as they are issued, and shall be signed by the Board and may be sealed with the Company’s seal or a facsimile thereof. Upon any Transfer permitted under this Agreement, the transferring Member shall surrender to the Company any certificates representing the Member’s Shares being transferred. All certificates representing Shares (unless registered under the Securities Act), shall bear at a minimum the following legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES

REGULATORY AUTHORITY OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, TRANSFERRED, GRANTED AN OPTION WITH RESPECT TO OR OTHERWISE DISPOSED OF, (A) UNLESS AND UNTIL THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR SUCH SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, TRANSFER, OPTION GRANT OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND (B) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY AS MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING LIMITATIONS AND TRANSFER RESTRICTIONS, RIGHTS OF FIRST REFUSAL, RIGHTS OF CO-SALE, AND FORCED SALE PROVISIONS AND OTHER MATTERS AS SET FORTH IN THE COMPANY’S LIMITED LIABILITY COMPANY AGREEMENT AMONG THE HOLDER OF THESE SHARES, THE COMPANY, AND CERTAIN OTHER MEMBERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

(b) Lost or Destroyed Certificates. The Company may issue a new certificate for Shares in place of any certificate or certificates theretofore issued by it which are alleged to have been lost or destroyed, upon the Member who owns such Shares making an affidavit stating that the certificate(s) have been lost or destroyed, and providing an indemnity in form and substance reasonably satisfactory to the Company.

SECTION 11.02. Transfer of Shares. No Transfer of Shares shall be valid as against the Company except for Transfers duly made in accordance with Article VII, and upon surrender to the transferee of the certificate therefor, accompanied by an assignment or Transfer by the Member.

SECTION 11.03. Regulations. The Board may make such additional rules and regulations, not inconsistent with this Agreement, as it may deem expedient with respect to the issue, Transfer and recordation of certificates for the Shares.

SECTION 11.04. Registered Members. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of the Shares to receive distributions and to vote as owner of Shares, if such rights are applicable to such Shares, and shall not be bound to recognize any equitable or other claim to or interest in such Shares on the part of any other Person, whether or not it shall have express or other notice thereof.

SECTION 11.05. Economic and Voting Privileges. Notwithstanding anything contained in this Agreement, the holders of the Class A Shares shall be entitled to vote on each such matter properly submitted to a Member vote in accordance with the Delaware Act and this Agreement, and shall have such rights to receive allocations and distributions of capital and assets and other economic benefits in accordance with the terms of this Agreement and the Delaware Act.

ARTICLE XII

Restrictive Covenants

SECTION 12.01. Corporate Opportunity; Noncompete.

(a) Each Class A Member, Parent and KM each separately agrees that if such Person or any of its respective Controlled Affiliates, as applicable, acquires knowledge of a potential transaction, purchase, investment or other matter which would reasonably be determined to constitute a Restricted Gathering opportunity for the Company, such Person shall, as soon as reasonably practical, present such matter to the Board as a corporate opportunity for the Company to pursue.

(b) Except as otherwise expressly provided in the Gas Gathering Agreement, each Class A Member, Parent and KM each separately agrees that such Person will not (and shall cause its Controlled Affiliates not to), directly engage in Restricted Gathering; provided, however, that the provisions of this Section 12.01(b) shall not be deemed to prohibit a Class A Member, Parent or KM (or their respective Controlled Affiliates) from (i) owning not more than five percent (5%) of the total shares of all classes of stock outstanding of any publicly held company or (ii) making any acquisition (whether by way of assets, equity interest or otherwise) of an interest or investment in, and thereafter operate, any business or entity that derives 15% or less of its gross revenues from Restricted Gathering. Notwithstanding the foregoing, a Class A Member, Parent or KM or their Controlled Affiliates may acquire a business or entity that derives more than 15% of its gross revenues from Restricted Gathering provided that (1) Gathering does not constitute the primary activity of such business or entity and (2) such acquirer shall promptly (and in any event within one year) after such acquisition sell or otherwise divest itself of the division, unit or other portion of the business or entity that provides Restricted Gathering.

(c) The obligations of Sections 12.01(a) and (b) shall terminate (i) as to Parent and KM and their Controlled Affiliates at such time as Parent or KM, as applicable, ceases to own any direct or indirect interest in the Company and (ii) as to each Class A Member, Parent, KM and their respective Controlled Affiliates upon the occurrence of a Change of Control.

ARTICLE XIII

Miscellaneous

SECTION 13.01. Severability. The terms, conditions, and provisions of this Agreement are fully severable, and the decision or Judgment of any arbitrator or court of competent jurisdiction rendering void or unenforceable any one or more of such terms, conditions or provisions shall not render void or unenforceable any of the other terms, conditions or provisions hereof and such void or unenforceable term shall be replaced with a valid and enforceable term which would to the greatest degree possible reflect the original intentions of the parties hereunder.

SECTION 13.02. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder to HS Member, JVP Member or the Company shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery, by facsimile, or by email as follows:

(a) If to the Company, to:

KinderHawk Field Services LLC

1000 Louisiana, Suite 5600

Houston, Texas 77002

Attention: Stephen W. Herod

Fax: (832) 204-2801

Email: sherod@petrohawk.com

with copies (which shall not constitute notice) to:

Petrohawk Energy Corporation

1000 Louisiana, Suite 5600

Houston, Texas 77002

Attention: David S. Elkouri, Executive Vice President & General Counsel

Fax: (832) 204-2872

Email: delkouri@petrohawk.com

Kinder Morgan Energy Partners, L.P.

500 Dallas, Suite 1000

Houston, Texas 77002

Attention: General Counsel

Fax: (713) 369-9410

Email: listengartj@kindermorgan.com

(b) If to the HS Member, to:

Hawk Field Services, LLC

1000 Louisiana, Suite 5600

Houston, Texas 77002

Attention: Stephen W. Herod, Executive Vice President

Facsimile: (832) 204-2801

Email: sherod@petrohawk.com

with a copy (which shall not constitute Notice) to:

Hawk Field Services, LLC

1000 Louisiana, Suite 5600

Houston, Texas 77002

Attention: David S. Elkouri, Executive Vice President and General Counsel

Facsimile: (832) 204-2872

Email: delkouri@petrohawk.com

and with a copy (which shall not constitute Notice) to:

Porter & Hedges, L.L.P.

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: Chris A. Ferazzi

Facsimile: (713) 226-6226

Email: cferazzi@porterhedges.com

(c) If to the JVP Member, to:

KM Gathering LLC

500 Dallas, Suite 1000

Houston, Texas 77002

Attention: Vice President of Corporate Development

Fax: 713-495-2813

Email: david_kinder@kindermorgan.com

with a copy (which shall not constitute Notice) to:

Kinder Morgan Energy Partners, L.P.

500 Dallas, Suite 1000

Houston, Texas 77002

Attention: General Counsel

Fax: 713-369-9410

Email: listengartj@kindermorgan.com

and with a copy (which shall not constitute Notice) to:

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Attention: W. Cleland Dade

Facsimile: 713-221-1212

Email: cle.dade@bgllp.com

(d) If to any other Member, to them at their last known address or telecopier number in the personnel records of the Company or as otherwise recorded in accordance with Section 4.03.

All notices given by personal delivery or courier service shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate receipt of the completed transmission, and notice by email shall be established or confirmed by appropriate evidence generated from the receiver’s electronic mail server showing that such notice was actually received on a specified date. Such facsimile or email shall be effective if the facsimile receipt or evidence of email establishes it was received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after the facsimile receipt or evidence of email establishes it was not received during the recipient’s normal business hours. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

SECTION 13.03. Headings. The titles at the heading of each Article or Section of this Agreement are for convenience of reference only, and are not to be deemed a part of the Agreement itself.

SECTION 13.04. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the other agreements and documents referenced herein or contemplated hereby, constitutes the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement, provided, however, that nothing contained in this agreement shall in any way limit the enforceability of any restrictive covenant in any other agreement to which any Member is a party or any employment agreement between any Member and the Company or any of its Subsidiaries.

SECTION 13.05. Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, and all of which shall be deemed to constitute one and the same agreement.

SECTION 13.06. Amendments; Waiver.

(a) The affirmative approval, either by vote or by written consent, of the Member(s) holding at least seventy percent (70%) of the number of Class A Shares then outstanding, is required for any amendment, modification or termination of this Agreement; provided, however, that no amendment shall be made, and any such purported amendment shall be void and ineffective, without the approval of:

(i) each of the affected Members, to the extent the result of such amendment would be to create or increase any obligations of any Member to contribute capital to the Company or to impair the limited liability of any Member;

(ii) each of the Members, to the extent the result of such amendment would be to amend or waive any provision of this Section 13.06 or Section 10.03;

(iii) the Members who hold a majority of the Shares of each affected class, if such change by its terms adversely affects the rights of the Members holding Shares of such class disproportionately than those Members holding Shares of any other class; provided that the approval specified in this clause (iii) shall not be required to effect any issuance of additional Shares pursuant to this Agreement; or

(iv) each affected Member, to the extent the result of such amendment would be to adversely affect such Member in respect of Sections 3.09, 6.01(b) or (c), 6.03, 7.02, 7.03, 7.04, 7.05, 9.01, 9.02 or 10.03.

(b) No consent to, or waiver, discharge or release (each, a “Waiver”) of, any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such Waiver, and no specific Waiver shall constitute a Waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a Waiver by such party of any of its rights under this Agreement or otherwise.

SECTION 13.07. Confidential Information. At all times during the term of this Agreement and for a period of two years thereafter or for a period of two (2) years after any Person ceases to be a Member hereunder, each such party shall keep strictly confidential and not disclose, use, divulge, publish or otherwise reveal, directly or through another Person, any matters or affairs or the business of the Company or any Member, including, but not limited to, documents and/or information regarding customers, costs, profits, markets, sales, products, product development, key personnel, pricing policies, operational methods, technology, know-how, technical processes, formulae, plans for future development of or concerning the Company, any Member or their respective Affiliates (collectively, “Confidential Information”), except (a) as may be required under Applicable Law, (b) for information that is currently available to the public, or thereafter becomes available to the public other than as a result of a breach of this Section 13.07, (c) to Affiliates, advisers or representatives of the Member or Persons to which such Member’s Shares may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed to be bound by the provisions of this Section 13.07, (d) information that a Member also has received from a source independent of the Company and that such Member reasonably believes such source obtained without breach of any obligation of confidentiality, (e) information obtained prior to the formation of the Company, provided that this clause (e) shall not relieve any Member or any of its Affiliates from any obligations it may have to any other Member or any of its Affiliates under any existing confidentiality agreement, (f) to lenders, accountants and other representatives of the disclosing Member with a need to know such information; provided that the disclosing Member shall be responsible for such representatives’ use and disclosure of any such information, (g) in connection with any proposed Transfer of all or part of a Membership Interest of a Member or the proposed sale of all or substantially all of a Member or its direct or indirect parent, to advisers or representatives of the Member, its direct or indirect parent or Persons to which such interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 13.07, or (h) information that such Member can reasonably demonstrate was independently developed by such Member without reliance upon any material separately developed by or for the Company (other than by such Member). To the extent that such Confidential Information is revealed, each party shall use its best efforts to have the Persons receiving such information retain it in confidence. Upon termination of this Agreement, each party shall return to the applicable other party or destroy all memoranda, notes, records, reports and other documents (including all copies thereof) relating to such Confidential Information which such party may then possess or have under its control. The Members acknowledge that a breach of the provisions of this Section 13.07 may cause irreparable injury to the Company or another Member for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 13.07 may be enforced by injunctive action or specific performance, and the Members hereby waive any requirement to post bond in connection with any injunctive order or order for specific performance.

SECTION 13.08. Further Assurances. Each party shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

SECTION 13.09. Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its rules on conflicts of laws.

SECTION 13.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each party hereto; provided, however, that no party hereto may Transfer or assign any of such party’s Shares (or any portion thereof or any beneficial interest therein) or such party’s rights, interests or obligations hereunder, except in accordance with the terms of this Agreement.

SECTION 13.11. Equitable Remedies. The rights and remedies of the Members under this Agreement shall not be mutually exclusive, i.e., the exercise of one or more of the rights under this Agreement shall not preclude the exercise of rights under any other provision. Each Member acknowledges that no adequate remedy of law would be available for a breach of this Agreement, and that a breach of this Agreement by one Member would irreparably injure the others, and each Member accordingly agrees that in the event of a breach of any provision, the respective rights and obligations of the parties hereunder shall be enforceable by specific performance, injunction, or other equitable remedy (without bond or security being required), and each Member waives the defense in any action and/or proceeding brought to enforce this Agreement that there exists an adequate remedy or that the other Members are not irreparably injured. Nothing contained herein, however, is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any Member as against the others for a breach of any provision, it being the intention of this Section 13.11 to make clear the agreement of the Members that the respective rights and obligations of the Members shall be enforceable in equity as well as at law or otherwise.

SECTION 13.12. No Effect Upon Lending Relationships. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of any lender in their capacity as lender(s) to the Company or any of its subsidiaries pursuant to any agreement under which the Company or any of its subsidiaries has borrowed money. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (a) its status as a direct or indirect equityholder of the Company, (b) the interests of the Company or (c) any duty it may have to any other direct or indirect equityholder of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

SECTION 13.13. Cooperation in Connection with an IPO Transaction. Each of the Members agrees that, if the Board determines that it is in the best interest of the Company and its Members to effect an Initial Public Offering, each Member shall take all steps necessary as determined by the Board which may include steps required to (a) organize a successor entity to the Company, which shall be the entity whose equity is sold in the Initial Public Offering (“IPO NewCo”), (b) exchange such Member’s Shares for shares of the successor entity or follow other steps and procedures as determined by the Board; and (c) enter into, and cause the successor entity to the Company, if any, or the Company to enter into, a registration rights agreement in a form reasonably mutually agreed by the Parties, which will provide for such demand registration rights, unlimited piggy-back registration rights, registration rights on Form S-3 and customary indemnification provisions.

SECTION 13.14. No Intended Third Party Beneficiaries. Except with respect to Covered Persons under Article IX, none of the provisions of this Agreement are, or shall be construed to be, for the benefit of or enforceable by any Third Party (including, but not limited to, any creditor of the Company).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MEMBERS:

KM GATHERING LLC

By:	/s/ DAVID D. KINDER
Name: David D. Kinder
Title: President

HAWK FIELD SERVICES, LLC

By:	/s/ STEPHEN W. HEROD
Name: Stephen W. Herod
Title: Executive Vice President – Corporate Development

For Purposes of Article VII, Section 5.03(b) and Section 12.01

of this Agreement

PETROHAWK ENERGY CORPORATION

By:	/s/ STEPHEN W. HEROD
Name: Stephen W. Herod
Title: Executive Vice President – Corporate Development

KINDER MORGAN ENERGY PARTNERS, L.P.

By: Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of Kinder Morgan Energy Partners, L.P.

By: Kinder Morgan Management, LLC, a Delaware limited liability company and the delegate of the general partner

By:	/s/ JOSEPH LISTENGART
Name: Joseph Listengart
Title: Vice President and Secretary

Signature Page to LLC Agreement of KinderHawk Field Services LLC

SCHEDULE A

Class A Members, Shares and Capital Contributions

Class A Members	Shares	Capital Contributions
Hawk Field Services, LLC	1,000,000	$921,408,317
KM Gathering LLC	1,000,000	$921,408,317

Schedule A-1

SCHEDULE B

Capital Accounts

Class A Members	Capital Account[1]
Hawk Field Services, LLC	$921,408,317
KM Gathering LLC	$921,408,317

[1]	The balance of each Class A Member’s capital account shall be adjusted upon the final determination of the Post-Closing Purchase Price Adjustment pursuant to Section 2.2 of the Contribution Agreement.

Schedule B-1